EXHIBIT 77(K)


77-K: Changes in Registrant's Certifying Accountant

Ernst & Young LLP ("E&Y") served as independent auditors for the ING Investors Trust (formerly, the GCG Trust, the "Trust"). On June 06, 2003 the Trust's Board dismissed E&Y and selected KPMG LLP ("KPMG") as independent auditors for the Trust for the fiscal year ended December 31, 2003 upon the recommendation of the Trust's Audit Committee. During the two most recent fiscal years and through June 06, 2003, there was no disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to E&Y's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit report of E&Y on the financial statements of the Trust as of and for the year ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

The Trust has requested that E&Y furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 25, 2004, is filed as an Exhibit to this Form N-SAR.

[ERNST & YOUNG LOGO]            Two Commerce Square         Fax:  (215) 448-4069
                                Suite 4000                  www.ey.com
                                2001 Market Street
                                Philadelphia,
                                Pennsylvania
                                19103-7096


February 25, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 77-K of Form N-SAR dated February 25, 2004, of ING Investors Trust (formerly, the GCG Trust or the "Trust") and are in agreement with the statements contained in sentences 1, 3, and 4 in the paragraph on the page therein. We have no basis to agree or disagree with the statement contained in sentence 2 in the paragraph on the page therein made by the registrant.


                              [ERNST & YOUNG LOGO]